Exhibit 99.17

(Unofficial English Translation)

Form of Gas Station Lease Agreement

Party A: [Name of Lessor]
Party B: Orient Petroleum Group Co., Ltd.

This lease agreement (the “Agreement”) is entered into by and between the above said Parties in pursuant to the Contract Law of the People’s Republic of China and relevant regulations through good faith consultation:

Article I: General Provision

1.	Party A has full title and management rights to the subject property under the Agreement. Party A hereby agrees to transfer all management and operation rights of the subject property to Party B.

2.	Party B’s use of the subject property is limited to retail distribution of petroleum products.

3.	Party A guarantees that the subject property is licensed to operation no less than [●] years from the execution date of the Agreement.

Article II: Name and Location of Gas Station

The name of the subject property of the Agreement is [●] (the “Gas Station”) and is located at [●].

Article III: Lease Period, Rent, and Time of Payment

1.
The term of the lease is [●] years, starting from [●] to [●]. The total rent for the [●]-year lease term is RMB [●] and is due in full in a one-time payment on within [●] days upon execution of the Agreement.

2.
During the lease term, Party A shall pay water and electricity generated in the Gas Station up to RMB [●] per month. The amount exceeding RMB [●] per month shall be shared 50/50 by the Parties. Party A shall pay the expenses in connection with annual inspection of operation licenses.

Article IV: Parties’ Representations

1.	Party A’s Rights and Duties

(1)	Party A has the right to collect the rent for the Gas Station according to this Agreement.

(2)	Upon expiration of the Agreement, Party A has the right to reclaim the management and operation rights of the Gas Station.

(3)	Upon the execution of the Agreement, Party A shall deliver all necessary licenses of the Gas Station to Party B.

2.	Party B’s Rights and Duties

(1)	Upon execution of the Agreement and completion of rent payment, Party B shall have full management and operations rights over the Gas Station.

(2)	Party B shall timely pay the rent and relevant fees in accordance with this Agreement.

(3)	During the lease term, Party B shall not modify the operation license of the Gas Station without Party A’s prior consent.

(4)	Upon expiration of the Agreement, Party B shall return the Gas Station and all operation licenses to Party A.

Article V: Modification and Termination of Agreement

1.
The Agreement shall become effective and binding to both Parties upon execution. No party shall modify any terms or conditions under the Agreement without the consent of the other party. No modification to the Agreement shall be made without consent of both parties.

2.
The Agreement shall terminate if it is rendered impossible to be performed due to government seizure or change of government policy. In this case, Party A is entitled to the government compensation relating to the land owner rights and Party B is entitled to the government compensation relating to the business operating rights. The Parties shall be free from liabilities to each other.

3.	The Agreement shall terminate in case of a force majeure event. In this case, Party B shall not be held for any liability.

Article VI: Miscellaneous

1.	During the term of the Agreement, Party B shall not sell or mortgage the Gas Station. Otherwise, Party A shall have the right to repossess the Gas Station and terminate the Agreement.

2.	Party B shall be responsible of associated taxes, workplace safety fees, creditors’ rights and duties, and any claims from third parties.

3.
During the term of the Agreement, Party B shall be responsible for any damage caused to Gas Station. Upon termination of the Agreement, the Parties shall resolve the expenses on improvement of the Gas Station through consultation.

4.
If the performance of the Agreement is rendered impossible due to a force majeure event (e.g., earthquake, flood, changes in government policy), Party B shall be entitled to a refund of rent calculated pro rata from the date that operation of the Gas Station ceased. The refund shall be paid within one week.

Article VII: Breach of Agreement

If Party A unilaterally terminates the Agreement, Party A shall pay RMB 50,000 per month to Party B for the remaining lease period, plus 1.5% interest per month as a penalty. If Party B unilaterally terminates the Agreement, Party B shall pay RMB 50,000 per month to Party A for the remaining lease period, plus 1.5% interest per month as a penalty.

Any party who breaches the Agreement is subject to a damage equivalent to 5% of the annual lease amount.

Article VIII: Dispute Resolution

Any dispute arising from the performance of the Agreement shall be resolved through consultation between the parties. If no resolution can be reached through consultation, any party may submit the dispute to a court.

Article IX: Supplementary Articles

1.	Party B shall have the priority to renew the Agreement upon expiration.

2.	The parties may enter into a supplemental agreement for any unsettled matter under the Agreement. the supplemental agreement shall have the same effect of the Agreement.

3.	The Agreement is executed into four duplicates. Each party shall hold two duplicates. The Agreement shall become effective upon signing by the legal representative or authorized signer of each party.

Party A: [Name of Lessor]
Party B: Orient Petroleum Group Co., Ltd.

[Effective Date]